Exhibit 99.1

Joint Filer Information

Name:	Patricia A. Parker

Address:	A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive
Berlin, New Jersey 08009

Designated Filer:	John E. Parker

Issuer & Ticker Symbol:	A.C. Moore Arts & Crafts, Inc. (ACMR)

Date of Event
Requiring Statement:	March 1, 2006